UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2016

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12015 Lee Jackson Highway, Fairfax, VA	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 218-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (c) and (e)

On November 1, 2016, the Board of Directors of ManTech International Corporation (the “Company”) appointed Kevin M. Phillips to serve as the Company’s President and Chief Operating Officer, effective November 7, 2016. Mr. Phillips previously served as the Company’s Executive Vice President and Chief Financial Officer. Prior to being named Chief Financial Officer in 2005, Mr. Phillips served as Corporate Vice President and Chief of Staff for the Company, in which capacity he played an active role in the integration of acquisitions and other strategic business issues. Mr. Phillips joined the Company in December 2002, when the Company acquired CTX Corporation, a provider of information technology and software strategies and solutions to the national intelligence community. Mr. Phillips was the chief financial officer for CTX Corporation.

In connection with his appointment as the Company’s President and Chief Operating Officer, Mr. Phillips’ annual base salary was increased by 25% to $900,000, and his target annual cash payment under the Company’s annual incentive compensation program was increased to 85% of his base salary. The Company’s Compensation Committee also approved the grant of a one-time equity award in the amount of 26,788 restricted stock units (RSUs). The grant date of the RSUs was November 7, 2016. Half of the RSUs vest on the fourth anniversary of date of the grant, and the remaining half vest on the fifth anniversary of the date of the grant, subject in each case to the continued employment of Mr. Phillips through the applicable vesting date. Mr. Phillips will also be eligible to continue to participate in the Company’s annual equity grants pursuant to the Company’s long term incentive program and participate in other employee benefit programs and 401(k) plan.

Mr. Phillips will serve as the Company’s President and Chief Operating Officer at the discretion of the Company’s Board of Directors. No family relationship exists between Mr. Phillips and any of the Company’s directors or executive officers. Mr. Phillips is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Also on November 1, 2016, the Board of Directors of the Company appointed Judith L. Bjornaas to serve as the Company’s new Executive Vice President and Chief Financial Officer, effective November 7, 2016. In her role as Executive Vice President and Chief Financial Officer, Ms. Bjornaas will serve as the Company’s principal financial officer and principal accounting officer for the purposes of the Company’s filings with the Securities and Exchange Commission and for all other purposes contemplated thereby. Ms. Bjornaas previously served as the Company’s Senior Vice President of Financial Planning and Analysis and Deputy Chief Financial Officer. Ms. Bjornaas assumed the duties and responsibilities of the Company’s principal accounting officer in August 2012. Prior to joining the Company in 2010, she was the chief financial officer of NCI, Inc., a public company that provides information technology and professional services and solutions to federal government agencies.

In connection with her appointment as the Company’s Executive Vice President and Chief Financial Officer, Ms. Bjornaas’ annual base salary was increased by 23% to $475,000, and her target annual cash payment under the Company’s annual incentive compensation program was kept at 75% of her base salary. Ms. Bjornaas will also be eligible to continue to participate in the Company’s annual equity grants pursuant to the Company’s long term incentive program and participate in other employee benefit programs and 401(k) plan.

Ms. Bjornaas will serve as the Company’s Executive Vice President and Chief Financial Officer at the discretion of the Company’s Board of Directors. No family relationship exists between Ms. Bjornaas and any of the Company’s directors or executive officers. Ms. Bjornaas is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On November 2, 2016, ManTech issued a press release announcing the promotions of Kevin Phillips and Judith Bjornaas, which release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	ManTech International Corporation press release, dated November 2, 2016, announcing the promotions of Kevin Phillips to President and Chief Operating Officer and Judith Bjornaas to Executive Vice President and Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ManTech International Corporation

Date: November 7, 2016	By:	/s/ Michael R. Putnam
Michael R. Putnam
Senior Vice President – Corporate & Regulatory Affairs